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                                                                   EXHIBIT 10.10

SUMMARY SHEET OF DIRECTOR FEES AND NAMED EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION

For 2006, the compensation payable to the Company's Independent Directors (other than the Lead Independent Director) consists of:

1. A $50,000 cash retainer;

2. 2,000 restricted shares of the Company's common stock which shall constitute "Annual Awards" under the Company's Amended and Restated Independent Director Stock Compensation Plan (the "Plan"); and

3. Additional equity compensation equal to the difference resulting from subtracting (i) the value of the 2,000 Annual Awards referred to in 2. above and granted in accordance with the Plan from (ii) $50,000, provided that such compensation is taken in the form of Elective Award shares under the Plan.

For 2006, the compensation payable to the Company's Lead Independent Director consists of:

     1.   A $100,000 cash retainer;

     2. 2,000 restricted shares of the Company's common stock which shall constitute an Annual Award under the Plan; and

     3. Additional equity compensation equal to the difference obtained by subtracting the value of (i) the 2,000 Annual Award referred to in 2. above and granted in accordance with the Plan from (ii) $100,000, provided that such compensation is taken in the form of Elective Award shares under the Plan.

          In addition, for 2006, additional compensation of $20,000 will be paid to the chairperson of Corporate Governance and Nominating Committee, additional compensation of $30,000 will be paid to the chairperson of Compensation and Human Resources Committee, and additional compensation of $35,000 will be paid to the chairperson of the Audit Committee. Annual payments of $10,000 will be paid to members of the Audit Committee.

          The Board compensation for 2006 is the same as the Board compensation for 2005, with the exception that the fee paid to the Compensation and Human Resources Committee chairperson will be increased from $20,000 to $30,000 for services rendered in that role.

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     II. EXECUTIVE COMPENSATION

          BASE SALARIES

          The following table sets for the current base salaries of the Company's Chief Executive Officer and each of the executive officers who were named in the Summary Compensation Table in the Company's definitive proxy statement filed with the SEC on April 19, 2005 (the "Named Executive Officers")

              EXECUTIVE OFFICER                 BASE SALARY
              -----------------                 -----------
Robert J. Laikin, Chairman of the Board and       $750,000
Chief Executive Officer

Anthony Boor, Executive Vice President,           $350,000
Chief Financial Officer and Treasurer

Steven E. Fivel, Executive Vice President,        $360,000
General Counsel and Secretary

J. Mark Howell, President, Brightpoint, Inc.      $455,000
and Brightpoint North America

Vincent Donargo, Senior Vice President, Chief     $180,000
Accounting Officer and Controller, and Acting
Chief Financial Officer

BONUS AND PARTICIPATION IN STOCK OPTION PLANS

Named Executive Officers are also eligible to:

     - Participate in the 2006 bonus program for the Named Executive Officers, which is based upon certain pre-established targets for: (i) income from continuing operations (50%), (ii) certain strategic objectives approved by the Compensation and Human Resources Committee (50%). If all of these targets are reached, Mr. Laikin, the Company's Chief Executive Officer, will receive a cash bonus equal to 100% of his base salary and each of the other executive officers will receive a cash bonus equal to 50% of their respective base salaries as a bonus. The Named Executive Officers are also eligible to receive discretionary bonuses.

     - Participate in the Company's 2004 Long-Term Incentive Plan (the "2004 Plan"), including the 2006 executive equity program adopted pursuant to and in furtherance of the goals of the 2004 Plan, pursuant to which the Named Executive Officers were granted other stock based awards in the form of restricted stock units ("RSUs") under, and in

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          accordance with, the 2004 Plan. The number of options and RSUs granted to each Named Executive Officer was based on a target percentage of that executive's base salary, as follows:

                           Target Equity Award
                            (Up to % of Base
        Position                 Salary)         Number of RSU's
        --------           -------------------   ---------------
Chief Executive Officer            125%               42,402
Chief Financial Officer            100%               15,830
General Counsel                    100%               16,282
President - Americas               100%               20,579
Chief Accounting Officer            50%                4,071

The 2004 Plan grants made pursuant to the executive equity program are subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if the Company does not achieve certain performance goals weighted as follows:
(i) income from continuing operations (50%) and (ii) strategic milestones (50%). If any or all of the performance goals are not achieved, then the corresponding percentage of the RSUs granted would be forfeited. Those RSUs no longer subject to forfeiture vest in three equal annual installments beginning with the first anniversary of the grant, subject to, and in accordance with the 2004 Plan and the RSU agreements entered into between the Company and the grantee.

     -    Participate in the Company's 1994 and 1996 Option Plans

SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS

Mr. Laikin, the Company's Chief Executive Officer, Mr. Howell, the Company's President and Mr. Fivel, the Company's Executive Vice President and General Counsel, each entered into Supplemental Retirement Benefit Agreements ("Retirement Agreements"), as amended and restated in January 2006. The Amended and Restated Retirement Agreements provide that the Company will implement a supplemental retirement benefit providing each executive with an additional payment. However, instead of being paid in the form of a single life annuity for the Executive's lifetime, the payments under the Amended and Restated Retirement Agreements will be made on an annual basis beginning at the Payment Start Date for a period often years or until the Executive's death, if earlier. If the executive's employment is terminated other than for cause, the Company shall pay the benefit beginning on the earlier of the Date of Termination as set forth in the Executive's respective Employment Agreement or Mr. Laikin's reaching age 50, Mr. Howell reaching age 53 or Mr. Fivel reaching age 55. The benefit is an annual payment equal to a certain percentage of average base salary and bonus based on the Executive's final five years of work, with such percentage not to be greater than 50%, but the Amended and Restated Retirement Agreements include caps on the amount of the annual benefits payable ("Cap

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Amount"). Such payments shall be paid for a ten-year period or, if earlier, through the date of the Executive's death. If the executive is terminated for cause, then the benefit would not commence until age 62.

     Assuming annual salary increases of 5% per year, the anticipated payments pursuant to the Amended and Restated Retirement Agreements would reach the Cap Amount and would be approximately $500,000 per year to Mr. Laikin commencing at age 50, $344,000 per year to Mr. Howell commencing upon age 53 and $229,000 per year to Mr. Fivel commencing upon age 55. Payment under the Retirement Agreements is contingent upon termination of service.